Exhibit 99.1

NEWS RELEASE

Southcross Energy                  1717 Main Street, Suite 5200, Dallas, Texas 75201, 214-979-3720

Southcross Energy Partners, L.P. Receives NYSE Continued Listing Standard Letter

DALLAS, Texas, February 19, 2016 - Southcross Energy Partners, LP (NYSE: SXE) ("Southcross" or the "Partnership") was notified on February 18, 2016 by the New York Stock Exchange ("NYSE") that the Partnership does not presently satisfy the NYSE's continued listing standard requiring the average closing price of the Partnership's common units to be at least $1.00 per common unit over any period of 30 consecutive trading days.  As of February 18, 2016, the average closing price of the Partnership's common units over the preceding 30 trading-day period was $0.83 per unit.

In accordance with NYSE rules, Southcross will notify the NYSE within 10 business days of receipt of the notification that the Partnership intends to cure the deficiency.  The Partnership has a period of six months from the date of the notification to regain compliance with the minimum unit price criteria.  The Partnership is considering all available options to regain compliance during this six-month period.

Under the NYSE rules, the Partnership's common units will continue to be listed and traded on the NYSE during this six-month period, subject to the Partnership's compliance with other continued listing requirements.  The current noncompliance with the NYSE listing standard does not affect the Partnership's ongoing business operations or its Securities and Exchange Commission reporting requirements, and does not cause an event of default under the Partnership's credit facilities.

About Southcross Energy Partners, L.P.
Southcross Energy Partners, L.P. is a master limited partnership that provides natural gas gathering, processing, treating, compression and transportation services and NGL fractionation and transportation services. It also sources, purchases, transports and sells natural gas and NGLs. Its assets are located in South Texas, Mississippi and Alabama and include four gas processing plants, two fractionation plants and approximately 3,100 miles of pipeline. The South Texas assets are located in or near the Eagle Ford shale region. Southcross is headquartered in Dallas, Texas. Visit www.southcrossenergy.com for more information.

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Contact:
Southcross Energy Partners, L.P.
David Lawrence, 214-979-3720
Investor Relations
investorrelations@southcrossenergy.com